Exhibit 99.1

[MILLENNIUM CHEMICALS LOGO]

                         NEWS RELEASE

Contact:          Mickey Foster
                  Vice President
                  Corporate and Investor Relations
                  (410) 229-4444

                              FOR IMMEDIATE RELEASE


                  MILLENNIUM CHEMICALS ANNOUNCES THIRD QUARTER
                               RESULTS AND OUTLOOK

Hunt Valley, Maryland, November 12, 2003 -- Millennium Chemicals (NYSE-MCH) ("Millennium") today reported a net loss for the third quarter of 2003 of $(28) million or $(0.44) per common share. For the corresponding period of 2002, Millennium reported net income of $5 million or $0.08 per common share. The loss for the 2003 third quarter included the impact of a $15 million pre-tax ($10 million after-tax) special charge associated with the Company's cost reduction program announced in July 2003, which was partly offset by a $2 million after-tax gain on the collection of a note receivable, previously written off. Excluding these items, the third quarter 2003 per share loss was $(0.31) compared to income of $0.08 in the third quarter of 2002.(1)

Operating income from majority-owned businesses, excluding the special charge, was $10 million in the third quarter of 2003 compared to $30 million in the third quarter of 2002 and $25 million in the second quarter of 2003. The decline in operating income was due primarily to lower profits in the Titanium Dioxide segment, as discussed under "Titanium Dioxide," below. Sales from all majority-owned businesses were $431 million in the third quarter of 2003 compared to $411 million in the third quarter of 2002 and $416 million in the second quarter of 2003.

Robert E. Lee, President and CEO, said, "Although we are very disappointed with the current financial performance, during the third quarter we progressed the implementation of the initiatives I outlined in August. We continue to focus on our balance sheet by actively managing our production rates to insure the proper balance between inventory and customer demand. In



--------
(1) See Table V below for a quantification of the special items and a reconciliation between per share results as adjusted for these special items and per share results determined in accordance with accounting principles generally accepted in the United States ("GAAP").

addition, our focus on tight cost management and prudent cash utilization continues. In our Titanium Dioxide business, we have begun to recover market share, in large part due to the success of new products that we have introduced for the paint, plastics and paper markets. Those new products, which accounted for approximately 40% of our total titanium dioxide sales volume during the third quarter, offer improved hiding power, dispersion and durability performance."

Millennium also announced that it had today filed with the Securities and Exchange Commission ("SEC") an amendment of its Annual Report on Form 10-K for the year 2002 to reflect restatements of its financial results for the five years then ended. The restatements were required as a result of errors discovered earlier this year, including those announced on August 6, 2003. Millennium also expects to file with the SEC on November 14, 2003 an amendment of its Quarterly Report on Form 10-Q for the three months ended March 31, 2003 to restate its results for that period as a result of those errors. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, as filed with the Securities and Exchange Commission on August 19, 2003, included restated financial statements that reflected adjustments for these errors.

Titanium Dioxide

The Titanium Dioxide (TiO[u]2) segment reported third quarter 2003 operating income of $7 million compared to $21 million in the third quarter of 2002 and $23 million in the second quarter of 2003. The sequential decline from the second quarter of 2003 to the third quarter of 2003 was due to higher manufacturing costs per metric ton due to planned slowdowns and unscheduled operating disruptions and lower global average TiO[u]2 pricing.

In local currencies, average third quarter prices decreased 2 percent from the second quarter of 2003 and increased 4 percent from the third quarter of 2002. In US dollar terms, the third quarter worldwide average selling prices decreased 2 percent from the second quarter of 2003 and increased 8 percent from the third quarter of 2002.

Third quarter 2003 TiO[u]2 sales volume was 149,000 metric tons. Sales volume was up 2 percent compared to the second quarter of 2003 and was down 8 percent from the third quarter of 2002.

Third quarter 2003 manufacturing costs per metric ton were up 13 percent from third quarter 2002 and up 7 percent from second quarter 2003 primarily due to unfavorable exchange rates, higher energy costs, and scheduled and unscheduled outages. Unscheduled operating disruptions resulted from the European heat wave, the power blackout in the Northeast region of the US and Hurricane Isabel.

The third quarter 2003 TiO[u]2 operating rate was 84 percent of annual nameplate capacity of 690,000 metric tons compared to 90 percent in the third quarter of 2002 and 96 percent in the second quarter of 2003.

Outlook

Operating income in the TiO[u]2 business segment is expected to be slightly down in the fourth quarter of 2003 compared to the third quarter of 2003. Production rates will continue to be low as required for normal seasonally slow demand conditions and to manage inventory levels. Pricing as measured in average US dollars per metric ton is expected to remain relatively flat.

Acetyls

The Acetyls segment reported third quarter operating income of $6 million compared to $8 million in the third quarter of 2002 and $5 million in the second quarter of 2003. The high cost inventory which flowed from the second quarter into the third quarter was offset by lower feedstock costs, higher sales volume and the return to normal operating rates in the acetic acid plant.

In the aggregate, the weighted-average US dollar price for vinyl acetate monomer ("VAM") and acetic acid in the third quarter of 2003 increased 16 percent compared to the third quarter of 2002 and decreased 7 percent from the second quarter of 2003. Aggregate volume for VAM and acetic acid in the third quarter of 2003 increased 10 percent from the third quarter of 2002 and increased 23 percent from the second quarter of 2003.

Outlook

Operating profit in the Acetyls business segment for the fourth quarter of 2003 is expected to be higher than the third quarter of 2003, reflecting lower average opening inventory cost and stable market conditions.

Specialty Chemicals

The Specialty Chemicals segment reported a third quarter 2003 operating loss of $(1) million compared to an operating profit of $2 million in both the third quarter of 2002 and the second quarter of 2003. Sales volume increased 3 percent from the third quarter of 2002 and dropped 10 percent from the second quarter of 2003. Average selling prices decreased 7 percent compared to the third quarter of 2002 and increased 6 percent from the second quarter of 2003. The price of crude sulfate turpentine ("CST"), the key raw material, increased 60 percent from last year's third quarter and 23 percent from the second quarter of 2003.

Outlook

Results for the Specialty Chemicals business segment in the fourth quarter of 2003 are expected to be similar to the third quarter of 2003. Fragrance and Flavor chemical markets remain competitive, with continued price pressure in most markets. CST supply and demand balance remains tight and higher-cost alternative feedstock will be used as required. Supply chain improvements are reducing inventory levels, which is expected to result in lower fourth quarter operating rates.

Equistar

Millennium's 29.5 percent stake in Equistar generated a post-interest equity loss on investment of $(12) million in the third quarter of 2003 compared to earnings of $6 million in the third quarter of 2002 and a post-interest equity loss of $(14) million in the second quarter of 2003.

On a 100% basis Equistar had a net loss of $(40) million in the third quarter of 2003. This is slightly more than the second quarter 2003 loss. The third quarter 2003 results include an $11 million write-off relating to a research and development facility and the second quarter 2003 included a $19 million financing charge.

Although the financial results in the third quarter of 2003 were approximately equal to the second quarter of 2003 results, the underlying business drivers were quite different. The second quarter of 2003 was characterized by weak sales volume coupled with strong product margins from Equistar's olefins plants that produce ethylene from liquid based raw materials. In contrast, the third quarter of 2003 was characterized by higher sales volume and lower product margins.

Compared to the second quarter of 2003, Equistar benefited from increased sales volume of ethylene and derivative products in the third quarter of 2003, which were approximately 435 million pounds (21 percent) higher than in the second quarter of 2003. This volume improvement was generally offset by lower third quarter 2003 product margins. Product prices tended to erode early in the third quarter; however, this was reversed partially as some product price increases began to take hold in September. Chemical Marketing Associates, Inc. (CMAI) reported that the cost of producing ethylene from liquid raw materials increased during the third quarter 2003 by approximately 4 cents per pound versus the second quarter of 2003.

Millennium's share of Equistar's underlying third quarter 2003 sales was $484 million and operating income was $3 million. Equistar did not distribute any cash to Millennium in the third quarter of 2003.

Outlook

To date in the fourth quarter 2003 sales volume for the key ethylene products are keeping equivalent pace with late third quarter 2003 rates. Pricing initiatives in polyethylene and several of the key derivatives have been successful and ethylene production from liquid raw materials continues to have an advantage versus natural gas based production economics.

At the beginning of October, Equistar began a seven week maintenance turnaround at one of its large liquid raw material based ethylene plants. To compensate for this activity Equistar will produce a greater than normal percentage of its ethylene from natural gas based raw materials. Based on current costs and co-product prices, this activity is estimated to negatively impact quarterly earnings by $5 to $10 million. The cash expenditures for the turnaround activities will be approximately $50 million.

There are signs of improvement in the global economy; however, they are not yet sufficient to provide a clear trend line. In the near term, any improvements are being overshadowed by volatility in raw material and energy prices.

Cost Reduction Program

During the third quarter of 2003, Millennium incurred a pre-tax charge of $15 million related to its cost reduction and office closure program, which was announced on July 21, 2003. Millennium currently expects to incur $3 to $5 million of additional costs with respect to this program during the next several quarters.

Debt and Capital Spending

Net debt (total debt less cash) at September 30, 2003, totaled $1.205 billion compared to $1.196 billion at June 30, 2003. Net interest expense was $23 million in the third quarter of 2003 compared to $23 million in the second quarter of 2003.

The Company was not in compliance with certain financial covenants under its bank Credit Agreement as of September 30, 2003. As a result, the Company obtained waivers to the provisions of these financial covenants, which will expire on December 31, 2003. The Company currently is seeking an amendment to the Credit Agreement to revise these financial covenants. Based on its discussions with the agent banks and the lending banks under the Credit Agreement, the Company expects that it will be able to obtain this amendment before December 31, 2003. The effectiveness of this amendment will be contingent upon the Company obtaining at least $110 million of long-term financing prior to the expiration of the current waiver. The funds so obtained are expected to be used to repay secured term loans of approximately $47 million issued under the Credit Agreement and to enable the Company to terminate its European accounts receivable securitization program of approximately $60 million. The Company expects that it will be able to obtain the requisite financing on or before December 31, 2003, at which time the amendment to the Credit Agreement would become effective.

For the first nine months of 2003, capital spending was $29 million, compared to $43 million during the corresponding period in 2002. Depreciation and amortization was $83 million for Millennium's majority-owned businesses in the first nine months of 2003. Full year capital spending is expected to be approximately $50 million in 2003, while depreciation and amortization should total approximately $110 million.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium/based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of terpene-based fragrance and flavor chemicals; and,

o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the chemical industries in which Millennium and Equistar Chemicals, LP ("Equistar") operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industries to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium's minority interest in Equistar, and Millennium's contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium's and Equistar's ability to pass on cost increases to their respective customers; Millennium's substantial indebtedness and its impact on Millennium's cash flow, business operations and ability to obtain additional financing -- failure to comply with the covenants and other restrictions in Millennium's debt instruments would lead to additional restrictions and costs, or an acceleration of Millennium's indebtedness; limitations on credit extended to Millennium and demands from creditors and suppliers for additional credit restrictions or security; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium's and Equistar's current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits, pension and retiree medical costs, and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium's Quarterly Report on Form 10-Q for the period ended June 30, 2003. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #


           Listen in live to Millennium's 2003 third quarter earnings and outlook discussion on Wednesday, November 12, 2003 at 1:00 p.m. EST via
              webcast at http://www.millenniumchem.com and click on
                          the Investor Relations icon.
                   The teleconference number is 973-582-2703.
        Replay will be available until November 19, 2003 at 973-341-3080, reservation #4300414.

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Millions, except per share data)

TABLE I


                                                                    Three months ended       Nine months ended
                                                                      September 30,            September 30,
                                                                    ----------------         -----------------
                                                                    2003        2002         2003         2002
                                                                    ----        ----         ----         ----
                                                                             (Restated)                (Restated)

Net sales                                                         $  431        $ 411       $1,262       $1,167
Operating costs and expenses
   Cost of products sold                                             362          317        1,019          945
   Selling, development and administrative                            31           38           98           89
   Depreciation and amortization                                      28           26           83           76
   Reorganization and office closure costs                            15           --           16           --
                                                                  ------        -----       ------       ------
Operating (loss) income                                               (5)          30           46           57

Net interest expense                                                 (23)         (22)         (68)         (64)
(Loss) earnings on Equistar investment
     - operating income (loss)                                         3           21          (14)           6
     - interest                                                      (15)         (15)         (45)         (45)
     - loss on sale of assets                                         --           --           (4)          --
     - debt prepayment cost                                           --           --           (6)          --
Net other income (expense)                                             2           (1)           1           (2)
                                                                  ------        -----       ------       ------

(Loss) income before income taxes, minority interest  and
   cumulative effect of accounting change                            (38)          13          (90)         (48)
Benefit from (provision for) income taxes                             11           (7)          32           24
                                                                  ------        -----       ------       ------

(Loss) income before minority interest  and
   cumulative effect of accounting change                            (27)           6          (58)         (24)
Minority interest                                                     (1)          (1)          (5)          (2)
                                                                  ------        -----       ------       ------

(Loss) income before cumulative effect  of
   accounting change                                                 (28)           5          (63)         (26)
Cumulative effect of accounting change                                --           --           (1)        (305)
                                                                  ------        -----       ------       ------
Net (loss) income                                                 $  (28)       $   5       $  (64)      $ (331)
                                                                  ======        =====       ======       ======

Basic and diluted EPS ($/share)
     - before accounting change                                   $(0.44)       $0.08       $(0.98)      $(0.41)
     - from accounting change                                         --           --        (0.02)       (4.80)
                                                                  ------        -----       ------       ------
     - after accounting change                                    $(0.44)       $0.08       $(1.00)      $(5.21)
                                                                  ======        =====       ======       ======

Weighted-average number of shares used to
   compute basic EPS                                              64.051       63.618       63.960       63.547
Weighted-average number of shares used to
   compute diluted EPS                                            64.051       63.938       63.960       63.547


                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)

TABLE II


                                                        2002                                        2003
                                    ----------------------------------------------       -------------------------
                                    1Q*        2Q*       3Q*        4Q*        FY*       1Q*        2Q         3Q
                                    ---        ---       ---        ---      -----       ---        ---        ---

NET SALES
Titanium Dioxide                    262        300       296        271      1,129       288        293        293
Acetyls                              65         83        91         95        334       102         99        115
Specialty Chemicals                  24         22        24         21         91        25         24         23
                                  -----      -----     -----      -----      -----     -----      -----      -----
Total                               351        405       411        387      1,554       415        416        431


OPERATING INCOME (1)
Titanium Dioxide                     10         15        21         17         63        21         23          7
Acetyls                              (8)         3         8          8         11         7          5          6
Specialty Chemicals                   4          2         2         (2)         6         2          2         (1)
Other                                 1         --        (1)        --         --        (3)        (6)       (17)
                                  -----      -----     -----      -----      -----     -----      -----      -----
Total                                 7         20        30         23         80        27         24         (5)


DEPRECIATION AND AMORTIZATION
Titanium Dioxide                     20         20        21         22         83        22         23         24
Acetyls                               3          3         3          2         11         3          3          2
Specialty Chemicals                   2          2         2          2          8         2          2          2
                                  -----      -----     -----      -----      -----     -----      -----      -----
Total                                25         25        26         26        102        27         28         28

CAPITAL SPENDING
Titanium Dioxide                     12         11        14         24         61         7         10          9
Acetyls                              --         --         1         --          1        --         --          1
Specialty Chemicals                   1          1         3          4          9         1          1         --
                                  -----      -----     -----      -----      -----     -----      -----      -----
Total                                13         12        18         28         71         8         11         10


--------------------
* Restated

(1) The Other segment includes $1 million of costs in the second quarter of 2003, $15 million of costs in the third quarter of 2003 associated with the Company's cost reduction program, and a $5 million benefit in the second quarter of 2002 from the reduction of reserves due to favorable resolution of environmental claims related to predecessor businesses reserved for in prior years.

                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)

Table III

                                                          September 30,  December 31,
                                                              2003           2002
                                                          -------------  ------------
                                                                          (Restated)
ASSETS
Current assets
   Cash and cash equivalents                                  $  158       $  125
   Trade receivables, net                                        238          210
   Inventories                                                   427          406
   Other current assets                                           66           78
                                                              ------       ------

          Total current assets                                   889          819

Property, plant and equipment, net                               849          862
Investment in Equistar                                           494          563
Other assets                                                      48           46
Goodwill                                                         106          106
                                                              ------       ------

          Total assets                                        $2,386       $2,396
                                                              ======       ======

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
     Notes payable                                            $    -       $    4
     Other short-term borrowings                                   -           14
     Current maturities of long-term debt                         99           12
     Trade accounts payable                                      200          274
     Income taxes payable                                         21           44
     Accrued expenses and other liabilities                      154          127
                                                              ------       ------

          Total current liabilities                              474          475

Long-term debt                                                 1,264        1,212
Deferred income taxes                                            290          337
Other liabilities                                                380          388
                                                              ------       ------

          Total liabilities                                    2,408        2,412

Minority interest                                                 28           19
Shareholders' deficit                                            (50)         (35)
                                                              ------       ------

          Total liabilities and shareholders' deficit         $2,386       $2,396
                                                              ======       ======

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV

                                                                  Nine months ended
                                                                    September 30,
                                                                  -----------------
                                                                   2003     2002
                                                                  ------  ---------
                                                                          (Restated)
Cash flows from operating activities:
  Net loss                                                         $ (64)     $(331)
  Adjustments to reconcile net loss to
     net cash (used in) provided by operating activities:
       Cumulative effect of accounting change                          1        305
       Depreciation and amortization                                  83         76
       Deferred income tax benefit                                   (43)       (26)
       Loss on Equistar investment                                    69         39
       Net change in trade working capital                          (104)        (9)
       Minority interest and other                                     5          6
       Net change in other assets and liabilities                      6         (8)
                                                                   -----      -----

Cash (used in) provided by operating activities                      (47)        52
                                                                   -----      -----

Cash flows from investing activities:
  Capital expenditures                                               (29)       (43)
                                                                   -----      -----

Cash flows from financing activities:
  Dividends to shareholders                                          (17)       (26)
  Net proceeds of borrowings                                         117         24
                                                                   -----      -----

Cash provided by (used in) financing activities                      100         (2)
                                                                   -----      -----

Effect of exchange rate changes on cash                                9         (2)
                                                                   -----      -----
Increase in cash and cash equivalents                                 33          5
Cash and cash equivalents at beginning of year                       125        114
                                                                   -----      -----

Cash and cash equivalents at end of period                         $ 158      $ 119
                                                                   =====      =====

                            Millennium Chemicals Inc.
                         Earnings and EPS Reconciliation
                        (Millions, except per share data)



Table V



                                                     Three months ended        Three months ended
                                                     September 30, 2003        September 30, 2002
                                                    --------------------     -----------------------
                                                     Net Loss      EPS       Net Income       EPS
                                                    ---------    -------     ----------   ----------
                                                                             (Restated)   (Restated)
Reported GAAP                                            $(28)    $(0.44)            $5        $0.08

Reorganization and office closure costs                    10       0.16              -            -
Collection of note receivable                              (2)     (0.03)             -            -
                                                         ----     ------             --        -----

Adjusted GAAP                                            $(20)    $(0.31)            $5        $0.08
                                                         ====     ======             ==        =====




                                                     Nine months ended         Nine months ended
                                                     September 30, 2003        September 30, 2002
                                                    --------------------     -----------------------
                                                     Net Loss      EPS       Net Income       EPS
                                                    ---------    -------     ----------   ----------
                                                                             (Restated)   (Restated)
Reported GAAP                                            $(64)    $(1.00)         $(331)      $(5.21)

Cumulative effect of accounting change:
   Goodwill write-off                                       -          -            305         4.80
   Asset retirement obligations                             1       0.02              -            -
Reorganization and office closure costs                    10       0.16              -            -
Legacy claims                                               -          -             (3)       (0.05)
Collection of note receivable                              (2)     (0.03)             -            -
Company's share of Equistar's:
   Loss on sale of assets                                   3       0.04              -            -
   Debt prepayment cost                                     4       0.06              -            -
                                                         ----     ------          -----       ------

Adjusted GAAP                                            $(48)    $(0.75)         $ (29)      $(0.46)
                                                         ====     ======          =====       ======